Exhibit 99.(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 29, 2013 on the financial statements of The Boston Trust & Walden Funds (the “Funds”), comprising the Boston Trust Asset Management Fund, Boston Trust Equity Fund, Boston Trust Midcap Fund, Boston Trust SMID Cap Fund, Boston Trust Small Cap Fund, Walden Asset Management Fund, Walden Equity Fund, Walden Midcap Fund, Walden SMID Cap Innovations Fund and Walden Small Cap Innovations Fund as of March 31, 2013 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 29, 2013